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                                                                   Press Release
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Media Contact:

Thomas Osha
(513) 397-7316
tom.osha@broadwing.com


    BROADWING NAMES JEFFREY C. SMITH GENERAL COUNSEL AND CORPORATE SECRETARY

          COMMUNICATIONS PROVIDER ALSO CONSOLIDATES SUPPORT OPERATIONS
                             UNDER SEASONED LEADER

CINCINNATI, OH - FEBRUARY 21, 2001 - Broadwing Inc. (NYSE: BRW), today announced that Jeffrey C. Smith, Chief Legal and Administrative Officer, would assume the duties of General Counsel and Corporate Secretary, for the next-generation communications leader, effective immediately.

"Jeff has been an integral part of building Broadwing and I look forward to having his intellect, talent, and energy continue to drive our momentum as he expands his leadership role in our company," said Rick Ellenberger, Broadwing's president and CEO.

Smith, who in 1997 joined IXC Communications, which merged with Cincinnati Bell in 1999 to create Broadwing, will report directly to Ellenberger. In addition to serving as General Counsel and Corporate Secretary, Smith will oversee all regulatory, public affairs, human resources, administration, and legal departments for Broadwing. Smith succeeds, as General Counsel and Corporate Secretary, Thomas Taylor, who has retired as an officer from the company.

Prior to coming to Broadwing, Smith spent 11 years in various leadership positions at The Times Mirror Company, including: Associate General Counsel & Assistant Secretary, Vice President of Planning and Development, for one of the company's divisions, and as General Counsel to the Baltimore Sun newspaper. Prior to 1985, Smith was employed for seven years in private law practice as a trial and business attorney.

Smith holds a M.B.A. from Pepperdine University, a J.D. from the University of California, Hastings College of the Law in San Francisco and a B.S. from Lewis and Clark College. He is a member of the American Society of Corporate Secretaries and the Texas General Counsel Association.

ABOUT BROADWING

     Broadwing Inc. (NYSE: BRW) combines unparalleled customer service with the industry's most advanced and flexible 18,500 mile next-generation fiber optic network and award-winning IP backbone, to create data and Internet solutions that are innovative, reliable, and provide businesses a competitive advantage. Broadwing will be the first provider with a fully deployed optical network and sets the standard for customer accountability with the industry's only Installation Guarantee. Headquartered in Cincinnati, Ohio and Austin, Texas with 6,000 employees in 56 sales and service offices across the country, Broadwing can be found on the Web at www.broadwing.com.

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